Exhibit 10.31

AMENDMENT ONE TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT ONE (“Amendment One”) made and entered into on March 23, 2022, to the EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), by and between Avita Medical Ltd, an Australian corporation (the “Company”) and Donna Shiroma, an individual (the “Executive”). The Company and Executive are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Executive (the “Parties”) entered into an Executive Employment Agreement with an Effective Date of June 25, 2018;

WHEREAS, the Executive has served as General Counsel of the Company since June 25, 2018; WHEREAS, due to the redomiciliation of the Company from Australia to the state of Delaware

U.S.A. in June 2020, reference to the Company is changed to reflect the United States Company name;

WHEREAS, modification to Executive’s base salary, notice term, and benefits in the event of an involuntary termination Without Cause or a resignation with Good Reason (definitions further defined in Executive’s Agreement) was approved at the Board of Directors meeting of February 23, 2022 (“Amendment One Effective Date”);

WHEREAS, the Parties wish to modify the Executive Employment Agreement to reflect the changes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, it is hereby agreed by and between the Parties hereto as follows:

1)
Due to the redomiciliation of Avita Medical Ltd, an Australian corporation to Avita Medical, Inc. a Delaware corporation, Avita Medical Americas, LLC, its subsidiary and Executive’s direct employer, is intended to replace reference to the “Company” along with any and all references and its obligations throughout the Agreement.

2)
Section 3.3 (b) (i) and (ii) will be deleted in its entirety and restated hereunder:

(i)
Base Salary. The Company shall pay the Executive the equivalent of nine (9) months of the Executive’s annual salary in effect at the time of the involuntary termination Without Cause or a resignation with Good Reason in one lump sum payment, less standard deductions and withholdings.

Three Months Notice. The Company shall provide the Executive three (3) months prior written notice in the event of involuntary termination of the Executive’s employment Without Cause or a resignation by the Executive for Good Reason.

(ii)
Benefits Coverage. The Company shall continue to provide group health, vision, and dental plan benefits to the Executive for a period of nine (9) months from and after the date of termination, with the cost of all regular premiums for such benefits paid by the Company (or its successor).

Except as set forth herein, all other terms and conditions of the original Agreement shall be unaffected and remain unchanged and in full force and effect. If there is a conflict between this Amendment One and the Agreement, the terms of this Amendment One will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment One to be executed as of the date noted below.

“COMPANY”
Avita Medical Pty Ltd., an Australian corporation
By: /s/ Michael Perry	Date: 4/20/2022
Name: Dr. Michael S. Perry
Title: Executive Director

Amended “COMPANY”
Avita Medical Americas, LLC, a limited liability company incorporated in Delaware
By: /s/ Michael Perry	Date: 4/20/2022
Name: Dr. Michael S. Perry
Title: Chief Executive Officer and Executive Director

Executive
Donna Shiroma
By: /s/ Donna Shiroma	Date: 3/23/2022
Name: Donna Shiroma
Title: General Counsel